UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 22, 2014

Northern Tier Energy LP

(Exact name of registrant as specified in its charter)

Delaware	001-35612	80-0763623
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

1250 W. Washington Street, Suite 300 Tempe, Arizona	85281
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (602) 302-5450

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01 Other Events.

Offering of $75 Million Senior Secured Notes

On September 22, 2014, Northern Tier Energy LP (the “Partnership”) issued a press release announcing that Northern Tier Energy LLC (“NTE”), which is a wholly owned subsidiary of the Partnership, and NTE’s wholly owned subsidiary, Northern Tier Finance Corporation (together with NTE, the “Issuers”), commenced a private placement to eligible purchasers (the “Offering”) of an additional $75 million of aggregate principal amount of the Issuers’ 7.125% Senior Secured Notes due 2020 (the “Notes”) in accordance with exemptions from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), afforded by Rule 144A and Regulation S under the Securities Act. The Partnership intends to use the net proceeds of the Offering for general partnership purposes, including the purchase of crude oil inventories upon termination of the crude oil supply agreement (the “Crude Intermediation Agreement”) with J.P. Morgan Commodities Canada Corporation (“JPM CCC”), which is expected to be terminated in connection with the Offering as more fully described below.

A copy of this press release is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated by reference into this Item 8.01.

Amended Revolving Credit Facility

In connection with the Offering, NTE and certain of its subsidiaries expect to enter into an asset-based lending facility with JP Morgan Chase Bank, N.A. as administrative agent and collateral agent (the “ABL Agent”) and lenders and letter of credit issuers party thereto (the “Amended Revolving Credit Facility”), which will amend and restate NTE’s currently outstanding revolving credit facility (the “Prior Revolving Credit Facility”). The Amended Revolving Credit Facility will modify the Prior Revolving Credit Facility by, among other things, increasing the aggregate principal amount of lender commitments by $200 million to a total of $500 million, increasing the amount of the facility available for issuance of letters of credit, extending the maturity date of the facility and expanding the exceptions to certain negative covenants to increase our operational flexibility. Because the definitive documentation for the Amended Revolving Credit Facility has not been finalized, the final terms may differ from those described above and no assurance can be given at this time that the Amended Revolving Credit Facility will be consummated.

Termination of Crude Intermediation Agreement

Since December 2010, St. Paul Park Refining Co. LLC (“SPPRC”), a wholly owned subsidiary of NTE, has maintained the Crude Intermediation Agreement with JPM CCC pursuant to which JPM CCC assists SPPRC in the purchase of the crude oil requirements of SPPRC’s refinery and provides transportation and other logistical services for delivery of the crude oil to storage tanks at Cottage Grove, Minnesota, which are approximately two miles from the refinery and which are leased by JPM CCC to SPPRC. Upon delivery of the crude oil to SPPRC, SPPRC pays JPM CCC the price of the crude oil plus certain agreed fees and expenses.

JPMorgan Chase & Co. has announced its intention to sell the physical portions of its commodities business (which includes JPM CCC) to Mercuria Energy Group Ltd. during the fourth quarter of 2014. In advance of this sale, JPM CCC and SPPRC have mutually agreed to terminate the Crude Intermediation Agreement. SPPRC believes that in addition to avoiding the supply fees, it will also gain further control over its crude oil procurement process.

ITEM 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description of Exhibit

99.1	Press release dated September 22, 2014.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrants have duly caused this report to be signed on their behalf by the undersigned thereunto duly authorized.

Northern Tier Energy LP

	By:	Northern Tier Energy GP LLC, its general partner

Date: September 22, 2014	By:	/s/ David Bonczek
David Bonczek
Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

99.1	Press release dated September 22, 2014.